SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2017 (February 15, 2017)
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 15, 2017, the Board of Directors (the “Board”) of Celanese Corporation (the “Company”) increased the size of the Board from nine to eleven members and elected Bennie W. Fowler and David C. Parry as Class I members of the Board, effective February 15, 2017, to fill the vacancies. There are no arrangements or understandings between Mr. Fowler or Mr. Parry and any other person pursuant to which they were elected as directors.

Consistent with the compensation provided to all non-management directors, Mr. Fowler and Mr. Parry will receive an annual director retainer fee of $100,000 in cash and $140,000 in time-vesting restricted stock units, to be pro-rated accordingly from the effective date of their election. The restricted stock units will vest in full one year from the date of grant. In addition, in accordance with Company policy, Mr. Fowler and Mr. Parry will be reimbursed for actual expenses incurred on behalf of the Company.

Mr. Fowler and Mr. Parry have been elected to serve on the Board until the Company's 2017 Annual Meeting of Stockholders to be held on or about April 20, 2017 at which time they will be nominees for election by the Company's stockholders. Initially, Mr. Fowler will serve as a member of the Environmental, Health, Safety and Public Policy Committee and Mr. Parry will serve as a member of the Nominating and Corporate Governance Committee.

Copies of the press releases announcing Mr. Fowler’s and Mr. Parry’s elections are filed hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by this reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number
Description

99.1	Press Release dated February 16, 2017
99.2	Press Release dated February 16, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	February 21, 2017

INDEX TO EXHIBITS

Exhibit Number
Description

99.1	Press Release dated February 16, 2017
99.2	Press Release dated February 16, 2017